EXELON
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News Release



From:      Exelon                                         FOR IMMEDIATE RELEASE
                                                          ---------------------
           Corporate Communications                       April 8, 2004
           P.O. Box 805379 Chicago, IL 60680-5379

Contact:   Jennifer Medley, Media Relations
           312.394.7189
           Michael Metzner, Investor Relations
           312.394.7696


            Exelon Corporation Declares Record and Distribution Dates
                             For 2-For-1 Stock Split


Chicago (April 8, 2004) -- The Board of Directors of Exelon Corporation has set the record and distribution dates for a previously announced 2-for-1 stock split in the form of a dividend on Exelon's common stock. Shareholders of record at the close of business on April 19, 2004 will be issued one additional share of Exelon common stock for each share owned as of that date. Exelon anticipates that the additional shares resulting from the split will be issued in book-entry form on or about May 5, 2004, the distribution date.

Exelon's Board of Directors approved the stock split on January 27, 2004, subject to the receipt of all necessary regulatory approvals and the filing of an amendment to Exelon's articles of incorporation. Exelon has received the required regulatory approvals and the Board of Directors has approved the filing of the amendment to the articles of incorporation on or before the record date. The amendment to the articles of incorporation increases the number of authorized shares from 600,000,000 to 1,200,000,000.

The stock split, which will occur after Exelon's April 27, 2004 annual meeting, will have no effect on the number of shares voting at that meeting. Shareholders will vote their shares at the meeting on a pre-split basis. Exelon's next quarterly dividend, scheduled for payment on June 10, 2004, will be paid on a post-split basis.

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Exelon  Corporation  is one of the  nation's  largest  electric  utilities  with approximately  5.1  million  customers  and more  than  $15  billion  in  annual
revenues.   The  company  has  one  of  the  industry's  largest  portfolios  of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately
5.1 million customers in northern Illinois and Pennsylvania and gas to more than 460,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.